Exhibit 99.2

Keryx Biopharmaceuticals to Hold Conference Call Tomorrow, November 5, 2013, at 8:30AM ET to Discuss Top-Line Results from Zerenex™ Phase 2 Study of Non-Dialysis Dependent Chronic Kidney Disease Patients with Elevated Serum Phosphorus and Iron Deficiency Anemia

NEW YORK, November 4, 2013 /GLOBE Newswire/ — Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) will host a conference call tomorrow, Tuesday, November 5, 2013, at 8:30am ET to review the top-line results from the Phase 2 study of Zerenex™ (ferric citrate coordination complex) in non-dialysis dependent chronic kidney disease patients with elevated serum phosphorus and iron deficiency anemia. Keryx will announce the top-line results tomorrow morning, prior to the call.

Ron Bentsur, Chief Executive Officer of Keryx, will host the call. Geoffrey A. Block, MD, Director of Clinical Research at Denver Nephrology, Glenn Chertow, MD, Chief, Division of Nephrology and Professor of Medicine at Stanford University School of Medicine, and Steven Fishbane, MD, Chief, Division of Nephrology, Vice President of North Shore-LIJ Health System for Network Dialysis Services and Director of Clinical Research at North Shore-LIJ Department of Medicine, Co-Chairmen of the Phase 2 study, will also join the call.

In addition to the announcement of the top-line results, the Company will briefly discuss the Company’s third quarter financial results and provide a business outlook for the remainder of 2013.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The rebroadcast of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. The

Marketing Authorization Application filing with the European Medicines Agency (EMA) is pending submission. The Company is also developing Zerenex in the U.S. for the management of elevated phosphorus and iron deficiency anemia in patients with stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.